CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 11, 2003, relating to the financial statements and financial highlights which appears in the February 28, 2003 Annual Report to Shareholders of the American Trust Allegiance Fund, a series of Advisors Series Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Auditors and Legal Counsel" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP

New York, New York
June 25, 2003